Exhibit 77(C)

Matters submitted to a Vote of Security Holders

On July 29 2008, a Special Meeting of Shareholders for ING VP High Yield Bond Portfolio was held at which the shareholders were asked to approve the reorganization of ING VP High Yield Bond Portfolio with and into ING Pioneer High Yield Portfolio.

	Proposal	Shares voted for	Shares voted against or withheld	Shares abstained	Total Shares Voted
ING VP High Yield Bond Portfolio	1	28,610,633.018	1,022,290.007	1,353,853.748	30,986,776.773

On July 29, 2008, a Special Meeting of Shareholders for ING VP Real Estate Portfolio was held at which the shareholders were asked to approve the reorganization of ING VP Real Estate Portfolio with and into ING Global Real Estate Portfolio.

	Proposal	Shares voted for	Shares voted against or withheld	Shares abstained	Total Shares Voted
ING VP Real Estate Portfolio	1	6,409,194.030	231,983.471	85,686.680	6,726,864.181\

On August 14, 2008, a Special Meeting of Shareholders for ING VP Financial Services Portfolio was held at which the shareholders were asked to approve the liquidation and dissolution of the Portfolio.

	Proposal	Shares voted for	Shares voted against or withheld	Shares abstained	Total Shares Voted
ING VP Financial Services Portfolio	1	7,948,114.199	220,128.787	348,848.313	8,517,091.299